Exhibit 99.1

FOR IMMEDIATE RELEASE

ADAPTHEALTH ANNOUNCES THIRD QUARTER 2021 FINANCIAL RESULTS,
RAISES FULL-YEAR 2021 GUIDANCE, AND PROVIDES FULL-YEAR 2022 GUIDANCE

Plymouth Meeting, PA – November 4, 2021 – AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or “the Company”), a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment, medical supplies, and related services, announced today financial results for the third quarter ended September 30, 2021.

Highlights

•	AdaptHealth delivered record net revenue and Adjusted EBITDA for the third quarter and further increased fiscal 2021 guidance, despite the challenging operating environment.
•	During the quarter, the Company completed six previously-discussed acquisitions, expanding HME operations in Kentucky, Ohio, West Virginia, New Jersey, New York, South Carolina, and Florida.
•	Since quarter end, the Company has completed four additional acquisitions: three HME providers in Florida, Washington, and Wisconsin, and a diabetes supplier in Texas.
•	In addition to the AeroCare merger, AdaptHealth has acquired more than $400 million in annualized revenue to date in 2021.
•	In August the Company completed an offering of $600 million aggregate principal amount of 5.125% unsecured senior notes due 2030.

Third Quarter Results

•	Net revenue was $653.3 million, compared to $284.4 million in the third quarter of 2020, a 130% increase.
•	Organic growth for the third quarter was 6.5%.
•	Net income attributable to AdaptHealth Corp. was $58.1 million, or $0.20 per diluted share, compared to a net loss of $51.0 million, or $0.89 per diluted share, in the third quarter of 2020.
•	Adjusted EBITDA was $156.3 million, compared to $53.2 million in the third quarter of 2020, a 194% increase.
•	Adjusted EBITDA less Patient Equipment Capex was $106.1 million, compared to $35.9 million in the third quarter of 2020, a 196% increase.

Guidance Increased for 2021

Based on current business, market trends, and acquisitions completed to date, the Company is increasing its previously issued financial guidance for fiscal year 2021 as follows:

•	Net revenue of $2.41 billion to $2.46 billion, up from prior guidance of $2.38 billion to $2.48 billion;
•	Adjusted EBITDA of $570 million to $580 million, up from prior guidance of $555 million to $580 million; and
•	Adjusted EBITDA less Patient Equipment Capex of $365 million to $375 million, up from prior guidance of $360 million to $375 million.

Guidance Established for 2022

The Company is also establishing initial financial guidance for fiscal year 2022 as follows:

•	Net revenue of $2.70 billion to $2.90 billion;
•	Adjusted EBITDA of $635 million to $695 million; and
•	Total capital expenditures are expected to be 9-11% of net revenue.

Guidance for 2021 and 2022 does not include any contribution from acquisitions that have not yet closed. 2022 also excludes any potential impact from continuing sequestration relief, continuing PHE benefits, and any change to the DMEPOS fee schedule.

Management Commentary

Steve Griggs, Chief Executive Officer, commented, “We are very pleased with our operating and financial performance for the quarter, which reflected the outstanding efforts of our team members. We continue to drive organic growth in the face of challenging external circumstances (including the ongoing impact of the Philips recall), as well as further expanding our presence through strategic acquisitions in key markets. During the third quarter, we completed six acquisitions and today we are announcing another four deals in the HME and diabetes product lines.”

Mr. Griggs continued, “Having already achieved many of the targets we set for the AeroCare merger, we are focused as a combined company on a strong finish to the year and continuing to execute on our core strategies of organic growth, improving operations, and closing accretive acquisitions.”

Josh Parnes, President, commented, “We continue to leverage technology to drive operational improvements, such as our patient-facing technology. The Company continues to progress in evolving our business toward chronic disease management, with an overall goal to drive improvements in patient outcomes and reductions in the cost of care, while at the same time continuing to deliver strong organic growth from our existing businesses.”

Conference Call

Management will host a conference at 8:30 am ET today to discuss the results and business activities. Interested parties may participate in the call by dialing:

•	(888) 428-7458 (Domestic) or
•	(862) 298-0702 (International)

Webcast registration: Click Here

Following the live call, a replay will be available for six months on the Company's website, www.adapthealth.com under "Investor Relations."

About AdaptHealth Corp.

AdaptHealth is a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment, medical supplies, and related services. The Company provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to challenges in their activities of daily living, and thrive. Product and service offerings include (i) sleep therapy equipment, supplies, and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) home medical equipment (HME) to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME devices and supplies to chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid, and commercial insurance payors, reaching approximately 3.5 million patients annually in all 50 states through its network of 716 locations in 47 states.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations and the Company’s acquisition pipeline. These statements are based on various assumptions and on the current expectations of AdaptHealth management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which the Company may become a party or governmental investigations to which the Company may become subject that could interrupt or limit the Company’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in the Company’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; and the impact of the recent coronavirus (COVID-19) pandemic and the Company’s response to it. A further description of such risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently knows or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Use of Non-GAAP Financial Information and Financial Guidance

This release contains non-GAAP financial guidance, which is adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These non-GAAP items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods.

The Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex, which are financial measures that are not prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, to analyze its financial results and believes that they are useful to investors, as a supplement to U.S. GAAP measures. In addition, the Company’s ability to incur additional indebtedness and make investments under its existing credit agreement is governed, in part, by its ability to satisfy tests based on a variation of Adjusted EBITDA less Patient Equipment Capex.

The Company believes Adjusted EBITDA less Patient Equipment Capex is useful to investors in evaluating the Company’s financial performance. The Company’s business requires significant investment in equipment purchases to maintain its patient equipment inventory. Some equipment title transfers to patients’ ownership after a prescribed number of fixed monthly payments. Equipment that does not transfer wears out or often times is not recovered after a patient’s use of the equipment terminates. The Company uses this metric as the profitability measure in its incentive compensation plans that have a profitability component and to evaluate acquisition opportunities, where it is most often used for purposes of contingent consideration arrangements. In addition, the Company’s debt agreements contain covenants that use a variation of Adjusted EBITDA less Patient Equipment Capex for purposes of determining debt covenant compliance. For purposes of this metric, patient equipment capital expenditure is measured as the value of the patient equipment received during the accounting period without regard to whether the equipment is purchased or financed through lease transactions.

EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex are significant components in understanding and assessing financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity.

There is no reliable or reasonably estimable comparable GAAP measure for the Company’s non-GAAP financial guidance because the Company is not able to reliably predict the impact of certain items, including equity-based compensation expense, transaction costs, changes in fair value of both the contingent consideration common shares liability and the warrant liability, and other non-recurring expense (income) in full year 2021. As a result, reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is not available without unreasonable effort. In addition, the Company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on the Company’s future GAAP results.

In addition, the Company’s non-GAAP financial guidance in this release excludes the impact of any potential additional future strategic acquisitions and any specified items that have not yet been identified and quantified. The guidance also excludes macro-economic effects due to the COVID-19 pandemic that are not yet quantifiable. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

ADAPTHEALTH CORP.

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$336,654	$99,962
Accounts receivable	347,515	171,065
Inventory	99,881	58,783
Prepaid and other current assets	39,388	33,441
Total current assets	823,438	363,251
Equipment and other fixed assets, net	341,357	110,468
Operating lease right-of-use assets	148,891	—
Goodwill	3,362,268	998,810
Identifiable intangible assets, net	209,909	116,061
Other assets	12,051	16,483
Deferred tax assets	293,801	208,399
Total Assets	$5,191,715	$1,813,472
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$312,355	$254,212
Current portion of finance lease obligations	21,672	22,282
Current portion of operating lease obligations	31,015	—
Current portion of long-term debt	20,000	8,146
Contract liabilities	22,252	11,043
Other liabilities	73,369	89,524
Current portion of contingent consideration common shares liability	21,402	36,846
Total current liabilities	502,065	422,053
Long-term debt, less current portion	2,187,373	776,568
Operating lease obligations, less current portion	121,411	—
Other long-term liabilities	314,932	186,470
Contingent consideration common shares liability, less current portion	15,025	33,631
Warrant liability	56,546	113,905
Total Liabilities	3,197,352	1,532,627
Total Stockholders' Equity	1,994,363	280,845
Total Liabilities and Stockholders' Equity	$5,191,715	$1,813,472

ADAPTHEALTH CORP.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30,		September 30,
	2021	2020	2021	2020
Net revenue	$653,293	$284,405	$1,752,429	$707,960

Costs and expenses:
Cost of net revenue	529,887	240,720	1,417,305	606,768
General and administrative expenses	33,006	26,306	132,584	57,745
Depreciation and amortization, excluding patient equipment depreciation	14,690	4,120	46,014	6,398
Total costs and expenses	577,583	271,146	1,595,903	670,911
Operating income	75,710	13,259	156,526	37,049
Interest expense, net	24,252	12,406	69,584	27,826
Loss on extinguishment of debt	8,240	5,316	20,189	5,316
Change in fair value of contingent consideration common shares liability	(10,006)	25,525	(34,050)	41,850
Change in fair value of warrant liability	(16,737)	36,912	(57,359)	72,358
Other (income) loss, net	(452)	—	698	(1,991)
Income (loss) before income taxes	70,413	(66,900)	157,464	(108,310)
Income tax expense (benefit)	12,147	(4,921)	22,782	(4,736)
Net income (loss)	58,266	(61,979)	134,682	(103,574)
Income (loss) attributable to noncontrolling interests	174	(10,944)	1,449	(22,458)
Net income (loss) attributable to AdaptHealth Corp.	$58,092	$(51,035)	$133,233	$(81,116)

Weighted average common shares outstanding - basic	131,684	57,372	124,228	47,986
Weighted average common shares outstanding - diluted	140,322	57,372	133,638	47,986

Basic net income (loss) per share	$0.40	$(0.89)	$0.97	$(1.69)
Diluted net income (loss) per share	$0.20	$(0.89)	$0.27	$(1.69)

ADAPTHEALTH CORP.

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$134,682	$(103,574)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, including patient equipment depreciation	146,476	55,186
Equity-based compensation	21,394	10,969
Change in fair value of contingent consideration common shares liability	(34,050)	41,850
Change in fair value of warrant liability	(57,359)	72,358
Reduction in the carrying amount of operating lease right-of-use assets	23,832	—
Deferred income tax expense (income)	11,666	(7,590)
Change in fair value of interest rate swaps, net of reclassification adjustment	(2,185)	(2,130)
Change in fair value of contingent consideration	1,135	(2,900)
Payment of contingent consideration in connection with an acquisition	(1,000)	(1,000)
Amortization of intangible assets	34,351	2,675
Amortization of deferred financing costs	4,069	1,189
Imputed interest expense	173	128
Write-off of deferred financing costs	4,054	46
Loss on extinguishment of debt from prepayment penalty	16,135	5,316
Gain on equity method investment	(1,922)	—
Gain on sale of investment	—	(591)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(25,046)	(19,251)
Inventory	3,626	(10,166)
Prepaid and other assets	(137)	(1,459)
Operating lease obligations	(23,292)	—
Operating liabilities	(81,852)	104,231
Net cash provided by operating activities	174,750	145,287
Cash flows from investing activities:
Payments for business acquisitions, net of cash acquired	(1,417,946)	(605,309)
Purchases of equipment and other fixed assets	(139,686)	(22,834)
Payments for investments	(875)	(1,000)
Proceeds from sale of investment	—	2,046
Net cash used in investing activities	(1,558,507)	(627,097)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt and lines of credit	1,165,000	536,275
Repayments on long-term debt and lines of credit	(822,271)	(545,584)
Proceeds from the sale of Class A Common Stock and Series A Preferred Stock	—	225,000
Proceeds from the issuance of Class A Common Stock	278,850	142,600
Proceeds from the issuance of senior unsecured notes	1,100,000	350,000
Proceeds from the exercise of warrants	—	24,495
Proceeds from the exercise of stock options	12,140	—
Repayments of finance lease obligations	(31,043)	(29,710)
Payments for equity issuance costs	(13,832)	(11,197)
Payments of deferred financing costs	(29,185)	(12,879)
Proceeds received in connection with employee stock purchase plan	1,016	—
Payments for tax withholdings from equity-based compensation activity	(810)	—
Distributions to noncontrolling interests	(1,070)	(800)
Payments of contingent consideration in connection with acquisitions	(17,200)	(200)
Payments of deferred purchase price in connection with acquisitions	(5,011)	(750)
Payments for debt prepayment penalties	(16,135)	—
Net cash provided by financing activities	1,620,449	677,250
Net increase in cash and cash equivalents	236,692	195,440
Cash and cash equivalents at beginning of period	99,962	76,878
Cash and cash equivalents at end of period	$336,654	$272,318

Non-GAAP Financial Measures

This press release presents AdaptHealth’s EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three and nine months ended September 30, 2021 and 2020.

AdaptHealth defines EBITDA as net income (loss) attributable to AdaptHealth Corp., plus net income (loss) attributable to noncontrolling interests, interest expense, net, income tax expense (benefit), and depreciation and amortization.

AdaptHealth defines Adjusted EBITDA as EBITDA (as defined above), plus loss on extinguishment of debt, equity-based compensation expense, transaction costs, severance, change in fair value of the contingent consideration common shares liability, change in fair value of the warrant liability, and other non-recurring items of expense (income).

AdaptHealth defines Adjusted EBITDA less Patient Equipment Capex as Adjusted EBITDA (as defined above) less patient equipment acquired during the period without regard to whether the equipment was purchased or financed through lease transactions.

The following unaudited table presents the reconciliation of net income (loss) attributable to AdaptHealth Corp. to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss) attributable to AdaptHealth Corp.	$58,092	$(51,035)	$133,233	$(81,116)
Income (loss) attributable to noncontrolling interests	174	(10,944)	1,449	(22,458)
Interest expense, net	24,252	12,406	69,584	27,826
Income tax expense (benefit)	12,147	(4,921)	22,782	(4,736)
Depreciation and amortization, including patient equipment depreciation	69,828	22,747	180,827	57,861
EBITDA	164,493	(31,747)	407,875	(22,623)
Loss on extinguishment of debt (a)	8,240	5,316	20,189	5,316
Equity-based compensation expense (b)	5,365	5,502	21,394	10,969
Transaction costs (c)	4,616	10,213	44,570	16,612
Severance (d)	469	921	2,002	3,245
Change in fair value of contingent consideration common shares liability (e)	(10,006)	25,525	(34,050)	41,850
Change in fair value of warrant liability (f)	(16,737)	36,912	(57,359)	72,358
Other non-recurring expense (income) (g)	(166)	518	3,219	(1,473)
Adjusted EBITDA	156,274	53,160	407,840	126,254
Less: Patient equipment capex (h)	(50,153)	(17,248)	(140,936)	(42,283)
Adjusted EBITDA less Patient Equipment Capex	$106,121	$35,912	$266,904	$83,971

(a)	Represents write offs of unamortized deferred financing costs related to refinancing of debt and pre-payment penalties for early debt payoff.

(b)	Represents equity-based compensation expense for awards granted to employees and non-employee directors. The higher expense in the 2021 period is due to overall increased equity compensation grant activity in that period, as well as expense resulting from accelerated vesting of certain awards in that period, including accelerated vesting of certain awards in connection with the separation of the Company’s former Co-CEO.

(c)	Represents transaction costs related to acquisitions.

(d)	Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e)	Represents a non-cash charge or gain for the change in the estimated fair value of the contingent consideration common shares liability.

(f)	Represents a non-cash charge or gain for the change in the estimated fair value of the warrant liability.

(g)	The 2021 year-to-date period includes $1.9 million of expenses related to legal and other costs associated with the separation of the Company’s former Co-CEO, $0.9 million of expenses associated with legal settlements for employee and other matters, $1.6 million of expenses associated with lease terminations, a $1.1 million charge for the increase in the fair value of contingent consideration liabilities related to acquisitions, and $0.1 million of other non-recurring charges, offset by a $1.9 million gain in connection with the consolidation of an equity method investment and a gain of $0.5 million for the receipt of earnout proceeds in connection with the sale of an investment. The 2020 year-to-date period includes $2.9 million of reductions in the fair value of contingent consideration liabilities related to acquisitions, a $0.6 million gain in connection with the sale of an investment, offset by a $1.5 million expense related to a transition services agreement executed in connection with an acquisition completed in 2020, and $0.5 million of other non-recurring expenses.

(h)	Represents the value of the patient equipment obtained during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

Contacts

AdaptHealth Corp.

Jason Clemens, CFA

Chief Financial Officer

jclemens@adapthealth.com

Anton Hie

Vice President, Investor Relations

(615) 887-4012

anton.hie@adapthealth.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

Kalle Ahl, CFA

Vice President

(212) 836-9614

kahl@equityny.com